Index Methodology Guide

ISE CYBER SECURITYTM INDEX

Issue 1.1

Issue date: September 2, 2014

Produced by:
International Securities Exchange, LLC
60 Broad Street, New York NY 10004
www.ise.com

The information contained in this document is current as of the publication date, and is subject to change without notice. The ISE will not accept responsibility for damages, direct or indirect, caused by any error or omission in this document.

The ISE globe logo and International Securities Exchange® are trademarks of the
 International Securities Exchange, LLC.  ISE Cyber Security™ Index is a trademark of the International Securities Exchange

© 2014 International Securities Exchange, LLC. All Rights Reserved

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Table of Contents

Chapter 1.	Introduction	4
Chapter 2.	Index Description	5
Chapter 3.	Index Construction	6
3.1.	Base Date and Value	6
3.2.	Component Eligibility Requirements	6
3.3.	Dividend Treatment	7
3.4.	Index Equations	7
3.5.	Initial Component Selection	9
Chapter 4.	Index Maintenance	13
4.1.	Divisor Changes	13
4.2.	Details of Share Changes	13
4.3.	Scheduled component changes and review	14
4.4.	Unscheduled component changes	14
4.5.	Unscheduled component weight adjustments	15
Chapter 5.	Index Calculation and Dissemination	16
5.1.	Price Calculation	16
5.2.	Calculation Frequency and Dissemination	16
5.3.	Input Data	16
5.4.	Data Correction	16
Appendices		18
Appendix A. ISE Cyber Security Index Components		19
Appendix B. Document Change History		20

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Chapter 1. Introduction

This document summarizes the methodology and rules used to construct, calculate, and maintain the ISE Cyber Security™ Index.

The ISE Cyber Security™ Index provides a benchmark for investors interested in tracking companies actively involved in providing cyber security technology and services.

According to Verizon’s 2014 Data Breach Investigations Report (http://www.verizonenterprise.com/DBIR/2014/) there are nine distinct types of attack pattern that account for 92% of all confirmed data breaches. The complete list is as follows:

i)	Point of Sale (POS) Intrusions

ii)	Web Application Attacks

iii)	Insider Misuse

iv)	Physical Theft/Loss

v)	Miscellaneous Errors

vi)	Crimeware

vii)	Card Skimmers

viii)	Denial of Service (DoS) Attacks

ix)	Cyber – Espionage

x)	“Everything Else”

The report lists both the frequency of attempts and successful breaches for each attack type. By comparing these figures it becomes clear that the most effective methods of breaching security are those that are executed by technological means, either via hardware, software or a combination of both. As such, while POS Intrusions, Web Application Attacks, Card Skimmers and Cyber-Espionage account for just under 9% of all reported attempts, these methods constitute approximately 80% of all successful breaches in 2013.

The companies in this index are either those which work to develop hardware and/or software that safeguards access to files, websites and networks, both locally and from external origins or those that utilize these tools to provide consulting and/or cyber security services to their clients.

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Chapter 2. Index Description

The ISE Cyber Security™ Index has been created to provide investors with a product allowing them to quickly take advantage of both event-driven news and long term economic trends as the market for cyber security technology continues to evolve.

The Index uses a market capitalization weighted allocation across the infrastructure provider and service provider categorizations as well as an equal weighted allocation methodology for all components within each sector allocation. Index components are reviewed semi-annually for eligibility, and the weights are re-set accordingly.

Companies may not apply, and may not be nominated, for inclusion in the Index.  Companies are added or removed by the ISE based on the methodology described herein.  Whenever possible, ISE will publicly announce changes to the index on its website at least five trading days in advance of the actual change.

The Index is calculated and maintained by Standard & Poor’s Dow Jones Indices (SPDJI) based on a methodology developed by the International Securities Exchange.

The ISE Cyber Security™ Index is calculated on a price and total return basis.  The price Index and the total return Index are calculated in real-time and disseminated via the Options Price Reporting Authority (OPRA) and market data vendors every day the U.S. equity markets are open. Both sets of end of day values are freely available on ISE’s website, www.ise.com.

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Chapter 3. Index Construction

This chapter outlines and defines the key steps in constructing and calculating the index, including: eligibility requirements, formulas, initial component selection, and special adjustments.

3.1.	Base Date and Value

The ISE Cyber Security™ Index has the following base dates and values:

Index	Base date	Base value
ISE Cyber SecurityTM Index	December 31, 2010	100

3.2.	Component Eligibility Requirements

All of the following requirements must be met in order for a company to be eligible for inclusion:

1.	The component security must be issued by:

i.	a company that is a direct service provider (hardware/software developer) for cyber security and for which cyber security business activities are a key driver of the business, or

ii.	a company whose business model is defined by its role in providing cyber security services and for which cyber security business activities are a key driver of the business.

2.
The component security must not be listed on an exchange in a country which employs restrictions on foreign capital investment such that those restrictions render the component effectively non-investible, as determined by the ISE.

3.	Must be an operating company and not a closed-end fund, exchange-traded fund (ETF), holding company, investment vehicle, or royalty trust (REIT).

The following market capitalization and weighting concentration requirements must also be satisfied:

1.	Each component security has a market capitalization of at least $100 million.

2.
No single component stock represents more than 20% of the weight of the index, and the cumulative weight of all components with an individual weight of 5% or greater do not in the aggregate account for more than 50% of the weight of the index.  This particular requirement will be satisfied at the conclusion of each of the indexes rebalance periods.

The ISE will, in most cases, use the quantitative ranking and screening system described herein.  However, subjective screening based on fundamental analysis or other factors may be used, if in the opinion of the ISE certain components should be included or excluded from the index.

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3.3.	Dividend Treatment

The price indexes do not take normal dividend payments into account.  Dividends are accounted for by reinvesting them on a daily basis.  ISE Cyber Security™ Index uses the ex-dividend date to determine the total daily dividends for each day.  Special dividends require an index divisor adjustment (as described in Chapter 4) to prevent such distributions from distorting the price index.

3.4.	Index Equations

The price indexes are calculated using the following basic equations:

or

where:

I(t) = Index value at time (t)

D(t) = Divisor at time (t)

n = Number of stocks in the index

t = The time the index is calculated

Pi(t) = Price of stock (i) at time (t)

Si(t) = Number of assigned shares of stock (i) at time (t)

The initial index divisor is determined using the following equation:

where:

I(o) = Base index value at base date

Do = Initial divisor at base date

n = Number of stocks in the index

Pi(o) = Closing price of stock (i) at base date

Si(o) = Number of assigned shares of stock (i) at base date

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Assigned shares are the number of shares needed for each component such that the component conforms to the weighting distribution outlined in Chapter 3.5.

Changes to the index composition require divisor adjustments in order to retain index continuity before and after specific events (as outlined in Chapter 4 – Index Maintenance).  Divisor changes are made according to the following formula:

where:

D(t+1) = Divisor after changes are made to the index

Pi(t+1) = Price of each stock after index changes

Si(t+1) = Number of assigned shares of each stock after index changes

D(t) = Divisor before changes are made to the index

Pi(t) = Price of each stock prior to index changes

Si(t) = Number of assigned shares of each stock prior to index changes

The total return index is calculated using the following basic equations:

Calculate the total dividend paid on a given day and convert this figure into points of the price index using the following formula:

where:

DVi(t) = Dividend paid of stock (i) at time (t)

Si(t) = Number of assigned shares of stock (i) at time (t)

t = The time the index is calculated

Convert Total Daily Dividend into index points by dividing “Total Daily Dividend” by the divisor for the price index using the following formula:

where:

D(t) = Price Index Divisor at time (t)

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Calculate the one day total return of the price index using the following formula:

where:

I(t) = Price Index level at time (t)

I(t-1) = Price Index level at time (t-1)

Use “Index Daily Total Return” calculated in the prior step to determine the current day total return index level using the following formula:

where:

Total Return Index (t) = Total Return Index level at time (t)

Total Return Index (t-1) = Total Return Index level at time (t-1)

3.5.	Initial Component Selection

The following steps are taken to select the initial components for the ISE Cyber SecurityTM Index:

1.	Establish total population of exchange listed common shares and depository receipts for companies involved in the cyber security industry.

2.	Categorize and remove companies that do not meet the Component Eligibility Requirements of Chapter 3.2.

3.	If a component has multiple share classes, include the most liquid issue for that company (using average daily value traded during the prior six-month period) and remove the remaining classes.

4.	For each component classification group, assign an overall weight using the following equations:

i.

ii.

where:

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Aggregate weight of index components categorized as “infrastructure provider”

Market capitalization of index component i categorized as “infrastructure provider”

Aggregate weight of index components categorized as “service provider”

Market capitalization of index component i categorized as “service provider”

5.	Adjust each component’s weighting to an equal weight within its sector’s aggregate weight using the following equation:

where:

Wi = Weight of each component

WS = Weight of each sector

CSi = Component (i) of sector (S)

6.	Set liquidity thresholds:
a.	Calculate three month average daily value traded for each component based on daily closing price and number of shares traded
b.	Set percentage of three month average daily value traded threshold to 500%
c.	Set investment threshold to $100 million

7.	Determine component percentage of average daily value traded given the investment threshold and the calculated weight of the component using the following equation:

where:

Wi = Weight of each component

ADV%i = Percentage of three month average daily value traded for component i

ADV$i = Three month average daily dollar value traded for component i

8.	If component percentage of average daily value traded is less than the percentage average daily value traded threshold then that weight does not need to be adjusted.

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9.
If component percentage of average daily value traded is greater than the percentage average daily value traded threshold then assign new component weight such that percentage of average daily value traded is equal to the percentage average daily value traded threshold using the following steps:

a.	Calculate component weight based on the investment threshold and three month average daily value traded threshold using the follow equation:

where:

W’I = Modified weight of each component

ADV$i = Three month average daily dollar value traded for component i

b.
Take the aggregate difference between the initial and adjusted weights of those components where percentage of average daily value traded is greater than percentage average daily value traded threshold and distribute evenly among stocks where percentage of average daily value traded is less than percentage average daily value traded threshold using the following equations:

where:

Wi = Initial weight of each component with percentage of average daily value traded is greater than percentage average daily value traded threshold

W’I = Modified weight of each component percentage of average daily value traded is greater than percentage average daily value traded threshold

Wadj = Adjustment for index weight of component I where the percentage of three month average daily value traded is less than the three month average daily value traded threshold

n’ = Number of components with percentage of three month average daily value traded less than the three month average daily value traded threshold

c.	Adjust weight of components with percentage of three month average daily value traded less than the three month average daily value traded threshold using the following equation:

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where:

Wi = Weight of each component with percentage of three month average daily value traded less than the three month average daily value traded threshold

W’’I = Modified weight of each component with percentage of three month average daily value traded less than the three month average daily value traded threshold

Wadj = Adjustment for index weight of component I where the percentage of three month average daily value traded is less than the three month average daily value traded threshold

10.	Repeat steps 8 through 10 until all component percentage of average daily value traded is less than or equal to the percentage average daily value traded threshold

Note that the index portfolio does not have a fixed number of stocks and attempts to include every stock in the industry that meets the eligibility requirements contained herein.

The index component list is provided in Appendix A.

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Chapter 4. Index Maintenance

This chapter describes the circumstances that require index changes, as well as the details on performing those changes.

4.1.	Divisor Changes

Changes to the Index composition due to corporate actions or component eligibility changes will require Index Divisor adjustments, as follows:

Component change	Adjustment
Spinoff*	Subtract the following from the price of the parent company: Adjust the assigned shares such that component’s weighting is not changed as a result of the spinoff.
Special Cash Dividend	Subtract special dividend from share price
Rights Offering	Subtract the following from the price of the parent company: Adjust the assigned shares such that component’s weighting is not changed as a result of the rights offering.

Divisor changes are usually made on the date the corporate action becomes effective.  For example, ISE Cyber Security™ Index uses the ex-dividend date rather than the payment date to determine when making divisor adjustments.

* Special note on Spin-offs: If a company being spun off is only trading on a “when-issued” basis, the “when-issued” price will be used to adjust the parent company’s closing price.

4.2.	Details of Share Changes

Stock splits and reverse splits do not require Index Divisor adjustments because the corresponding change to the stock price equally offsets the number of assigned shares, therefore not affecting the component’s influence in the index.

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4.3.	Scheduled component changes and review

The ISE Cyber Security™ Index has a semi-annual review in June and December of each year.  Component changes are made after the close on the third Friday of June and December, and become effective at the opening on the next trading day.  Changes are announced on ISE’s publicly available website at least five trading days prior to the effective date.

1.	Develop pool of all eligible stocks using the requirements of Chapter 3.2.

2.	Rank and Select final components using the procedure outlined in Chapter 3.5.

3.	Adjust the assigned shares of the component stocks to achieve the weighting distribution outlined in Chapter 3.5.

4.4.	Unscheduled component changes

Component changes may occur between review periods if a specific corporate event makes an existing component ineligible.  The following events may require a component’s replacement:

Event	Action
Merger or acquisition
If a merger or acquisition results in one component absorbing another, the resulting company will remain a component and the absorbed company will be replaced.  If a non-component company absorbs a component company, the original component will be removed and replaced.

Spin-off
If a component company splits or spins off a portion of its business to form one or more new companies, the resulting company with the highest market value will remain a component as long as it meets the eligibility requirements.  The remaining companies will be evaluated for eligibility and possible addition to the index.

Bankruptcy
A component company will be removed and replaced immediately after bankruptcy filing.  Exceptions are made on a case-by-case basis. For example, a security might not be removed immediately when a bankruptcy filing is not a result of operating or financial difficulties.

Delisting	A component company will be removed and replaced immediately after being delisted from its primary market.

Whenever possible, interim component changes are announced on ISE’s publicly available website five trading days prior to component changes becoming effective.

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4.5.	Unscheduled component weight adjustments

Unscheduled component weight adjustments may occur between review periods if any component accounts for more than 20% of the index weight.  The market capitalization of any component representing more than 20% of the index weight will be adjusted such that its new weight is no more than 15%.

Whenever possible, unscheduled component weight adjustments are announced on ISE’s publicly available website five trading days prior to the adjustments becoming effective.

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Chapter 5. Index Calculation and Dissemination

This chapter summarizes calculation and dissemination practices, quality assurance practices, and the circumstances requiring calculation corrections.

5.1.	Price Calculation

Price and total return indexes for the ISE Cyber Security™ Index are calculated by Standard & Poor’s Dow Jones Indices.  The price index and total return index are calculated on a real-time basis. The ISE Cyber Security™ Index is calculated using the last traded price for each company in the Index from the relevant exchanges and markets.

Index values are rounded to two decimal places and divisors are rounded to 14 decimal places.

5.2.	Calculation Frequency and Dissemination

The ISE Cyber Security™ Index is calculated on a real-time basis beginning when the first traded price of any of the Index components is received by Standard & Poor’s Dow Jones Indices.  Price and total return index levels are delivered to ISE every 15 seconds and subsequently published to the Options Price Reporting Authority at that frequency.  Price and total-return end of day Index values are posted on ISE’s publicly available website, www.ise.com.

If trading in a stock is suspended prior to the market opening, the stock’s adjusted closing price from the previous day will be used in the Index calculation until trading commences.  If trading in a stock is suspended while the relevant market is open, the last traded price for that stock will be used for all subsequent Index calculations until trading resumes.

5.3.	Input Data

Standard & Poor’s Dow Jones Indices uses various quality assurance tools to audit, monitor, and maintain the accuracy of its input data.  While every reasonable effort is taken to ensure high standards of data integrity, there is no guarantee against errors.  Please refer to the Data Correction section for more detail.

The index closing price is calculated using the closing prices issued by the primary exchange for each component stock in the index.  If the primary exchange changes the closing price of a component stock, the new price will be used to calculate the index closing price.  A final check of closing prices is done between one hour and one and one half hours after the close of markets.  This timeframe may be expanded at SPDJI discretion on days where trading volume is unusually large at the close.  For example, futures and options expiration dates, and large index rebalancing dates often result in unusually large volume.  Only changes received prior to this final check are used in the closing price calculation.

5.4.	Data Correction

Incorrect index component data, corporate action data, or Index Divisors will be corrected upon detection.  If such errors are discovered within five days of occurrence, they will be corrected that same day.  If discovered after five days, adjustments will be handled on a case-by-case basis depending on the significance of the error and the feasibility of a correction.  Announcements will be made on ISE’s publicly available website prior to the change becoming effective.

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Incorrect intraday index tick data will not be corrected.  However, incorrect opening and closing values will be corrected as soon as possible after detection.

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Appendices

This section provides additional information related to the ISE Cyber Security™ Index as well as changes to this document.

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Appendix A.	ISE Cyber Security Index Components

As of June 20, 2014

SEDOL	Company Name	INFRA/SVC	Weight
2861078	SYMANTEC CORP	INFRA	3.74%
2032238	ZIX CORP	SVC	2.37%
2181334	CHECK POINT SOFTWARE TECH	INFRA	3.74%
6125286	TREND MICRO INC	INFRA	3.74%
2431846	JUNIPER NETWORKS INC	INFRA	3.74%
2494548	RADWARE LTD	INFRA	3.74%
5806850	F-SECURE OYJ	SVC	2.37%
2245229	VASCO DATA SECURITY INTL	INFRA	3.74%
6406271	AHNLAB INC	INFRA	3.74%
B9MS8P5	GEMALTO	SVC	2.37%
B05L7P1	COMP SA	INFRA	0.11%
2570761	ABSOLUTE SOFTWARE CORP	SVC	2.37%
B1L6HX5	GUIDANCE SOFTWARE INC	SVC	2.37%
B5B2106	FORTINET INC	INFRA	3.74%
B4Z5RW8	INTRALINKS HOLDINGS INC	INFRA	3.74%
B40SY10	KEYW HOLDING CORP/THE	INFRA	3.74%
B3XWZ75	WINS CO LTD	INFRA	3.74%
B713S57	EXELIS INC	SVC	2.37%
B523R55	IMPERVA INC	INFRA	3.74%
B7GH382	AVG TECHNOLOGIES	SVC	2.37%
B7FF804	BLUEDON INFORMATION SECURI-A	INFRA	3.74%
BDTZZG7	SCIENCE APPLICATIONS INTE	INFRA	3.74%
2825308	MANTECH INTERNATIONAL CORP-A	SVC	2.37%
B7TWX51	INFOBLOX INC	INFRA	3.74%
B6VDQC3	PROOFPOINT INC	INFRA	3.74%
B87ZMX0	PALO ALTO NETWORKS INC	INFRA	3.74%
B8GL6M6	BEIJING VRV SOFTWARE CORP-A	INFRA	3.74%
B7XJTN8	QUALYS INC	INFRA	3.74%
BD4R405	FIREEYE INC	INFRA	3.74%
BFZCHY8	BARRACUDA NETWORKS INC	INFRA	3.74%
2662754	WIDEPOINT CORP	SVC	2.37%

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Appendix B	Document Change History

A history of significant changes to this document is shown in the table below.

Issue	Date	Change
0.1	September 2, 2014	First draft
1.0	September 24, 2014	First Publication
1.1	October 30, 2014	Selection Criteria Language

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